EXHIBIT 10.11
                                FIRST TEAM SPORTS
                        FISCAL 1999 EXECUTIVE BONUS PLAN


PLAN

* Company bonus plan is based on earnings before tax

* Bonus plan consists of the following levels:

                              Earnings Before Tax          Officer Bonus Pool          Discretionary Bonus Pool
Lower Level:                       $  971,000                    $240,000                      $  60,000
Higher Level:                      $3,146,000                    $700,000                       $100,000


ELIGIBLE

* First Team Sports Officers


BONUS CALCULATIONS

* If earnings before tax goals are met, appropriate bonus dollars will be paid.

* If earnings before tax fall between the lower level and the higher level, bonus dollars will be pro-rated accordingly.


CRITERIA

* All participants will have object/goals established for them to achieve.

* Individual achievement of objectives, as judged by the Compensation Committee, will determine bonus payments.